FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-14

-----Original Message-----
From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]
Sent: Wednesday, May 23, 2018 4:23 PM
Subject: ★PRICING DETAILS★ 604.218MM JPMDB 2018-C8 **PUBLIC CMBS**

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2018-C8 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2018-C8

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	S&P/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

	RATINGS	SIZE*	WAL	CERT
CLS	(S/F/K)	($MM)	(YR)	C/E	LTV	PRICED	CPN%	YLD%	$PX
A-1	AAA/AAA/AAA	19.730	2.63	30.000%	41.8%	IS+27	3.1205	3.0916	99.99998
A-2	AAA/AAA/AAA	126.892	4.76	30.000%	41.8%	IS+40	4.0306	3.3353	102.99982
A-3	AAA/AAA/AAA	125.000	9.67	30.000%	41.8%	IS+80	3.9444	3.8319	100.99963
A-4	AAA/AAA/AAA	176.437	9.85	30.000%	41.8%	IS+82	4.2106	3.8553	102.99994
A-SB	AAA/AAA/AAA	31.887	7.33	30.000%	41.8%	IS+69	4.1450	3.6791	102.99978
A-S	AA+/AAA/AAA	61.708	9.92	21.000%	47.2%	IS+103	4.4210	4.0665	102.99968
B	AA-/AA-/AA	31.710	9.92	16.375%	49.9%	IS+113	4.5216	4.1665	102.99985
C	A-/A-/A	30.854	9.92	11.875%	52.6%	IS+170	WAC	4.7365	100.82389

*Available Certificate Balance, net of VRR Interest.

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$713,137,655
NUMBER OF LOANS:	41
NUMBER OF PROPERTIES:	69
WA CUT-OFF LTV:	59.7%
WA MATURITY LTV:	54.5%
WA U/W DSCR:	1.99x
WA U/W NOI DEBT YIELD:	11.1%
TOP TEN LOANS %:	50.9%
WA TERM TO MATURITY (MOS):	107
WA REMAINING AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	2

LOAN SELLERS:

GERMAN AMERICAN CAPITAL CORPORATION (29.7%), STARWOOD MORTGAGE FUNDING VI LLC (29.2%), JPMORGAN CHASE BANK, N.A. (27.2%), BSPRT FINANCE, LLC (13.9%)

RISK RETENTION: Starwood Conduit CMBS Horizontal Retention I LLC, a “majority-owned affiliate” acquiring an “eligible horizontal residual interest” which will consist of the Class NR-RR Certificates (excluding the portion comprising the VRR Interest) and Starwood Conduit CMBS Vertical Retention I LLC, a “majority-owned affiliate” acquiring an “eligible vertical interest” the “VRR Interest”

TOP 5 PROPERTY TYPES:	OFFICE (26.9%), RETAIL (22.2%), HOTEL (16.6%),
MULTIFAMILY (13.9%), MIXED USE (8.3%)

TOP 5 STATES:	CA (22.9%), TX (15.9%), PA (9.7%), AZ (8.3%), NY (6.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS, LLC
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	LNR SECURITIES HOLDINGS, LLC (OR ITS AFFILIATE)

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	AVAILABLE VIA SEPARATE MESSAGE
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	ON OR ABOUT JUNE 15, 2018

ROADSHOW
HARTFORD, BREAKFAST:	FRI 5/18 @ 8:30am EST, MAX DOWNTOWN
BOSTON, LUNCH:	FRI 5/18 @ 12.00pm EST, BOSTON HARBOR HOTEL

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
JENNIFER KORNBLAU	212-834-4154
MAGGIE D'ARCY	212-834-4154

JPM CMBS BANKING CONTACT
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-9708

JPM CMBS TRADING DESK CONTACT
ANDY TAYLOR	212-834-3111
AVINASH SHARMA	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACTS
RYAN HORVATH	212-250-5149
DANIEL PENN	212-250-5149

--------------------------------------------------------------------------------

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-408-1016 or emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

IRS CIRCULAR 230 NOTICE: THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you are required by the issuer to inform yourself of and to observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in this jurisdiction.

THIS ANNOUNCEMENT IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FURTHER FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance. An indication of interest in response to this announcement will involve no obligation or commitment of any kind.

You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.

No EEA Retail sales/No PRIIPs KID.

-------------------------------------------------------------------------------

This message is confidential and subject to terms at www.jpmorgan.com/emaildisclaimer including on confidentiality, legal privilege, viruses and monitoring of electronic messages. If you are not the intended recipient, please delete this message and notify the sender immediately. Any unauthorized use is strictly prohibited.

Any message from Sales and Trading is subject to terms at www.jpmorgan.com/salesandtradingdisclaimer, is a "solicitation" only as that term is used within CFTC Rule 1.71 and 23.605, and where it is an "investment recommendation" as that term is defined in MAR visit www.jpmm.com/#mardisclosures.

For J.P. Morgan Research disclosures, visit www.jpmm.com/research/disclosures.